Lease Agreement

This Lease Agreement (“this Agreement”) is entered on the basis of mutual benefit through friendly consultation by and among the following Parties:

Leaser: Shanghai Changlong Industry Co.
Address: 588 Liannong Rd., Qunli Village, Zhuanqiao Town, Minxing District.
Legal representative: Xiangdong Yan
Bank account:
Shanghai Rural Commercial Bank, Zhuanqiao Branch
324484-08010074304

Lessee: Perfectenergy Solar-Tech (Shanghai) Ltd.
Address:
Legal representative:

Whereas:
(A)	The Leaser has the right to provide the lease of the factory building No. 1 located at 569 Zhuansheng Rd., Xinzhuang Industry District, Shanghai to the Lessee.
(B)	As agreed, the Parties shall act in accordance with the terms and conditions of this Agreement.

Article 1 Leased Property
1.1	The Leaser agrees to provide the lease of the factory building No. 1 located at 569 Zhuansheng Rd., Xinzhuang Industry District, Shanghai to the Lessee.
1.2	The Lessee has full knowledge of the condition of the property (including factory building, offices and spaces) and agrees to take the lease.
Constructional area: 1,943.16 m2
Ground area: 1,000 m2
Total size of land: 2,943.16 m2
1.3	Due to historical reasons, the property has not been granted with title certificate.

Article 2 Conditions of Property and Utilities
2.1 The Leaser shall ensure the electricity and water supply of the property no less than the following amount of supply:
Electricity: 300 KVA
Water: 10t/day

2.2 The Lessee shall notify the Leaser in writing 5 days before executing this Agreement and assist the Leaser with facilitation of the utilities in 2.1.

2.3 Upon Leaser’s fulfillment of 2.2, the Lessee shall pay the relevant fees and charges of the utilities. See the method of payment and calculation in the Schedule 1 attached hereto.

2.4 If necessary, the Lessee can apply for international and domestic telephone service with the Shanghai Bureau of Telephone Service and undertake the relevant expense.

Article 3 The Term of the Lease and the Rent
3.1 The term of the lease is two years, from March 15, 2008 to March 14, 2010. The rent is exempted for the period from March 15, 2008 to May 14, 2008. The rent shall be paid from May 15, 2008.
3.2 The rent shall be 480,000 RMB per year, i.e. 40,000 RMB per month, including:
Factory workshop: 1,943.16m2 x 0.65 RMB/m2/day x 365 days = 461,014.71 RMB
Property Management: 1,943.16 m2 x0.82 RMB/ m2/month x 12 months=19,120.70 RMB
Upon the expiration of this Agreement, if the Parties agree to renew the lease, the rent shall be adjusted within 5% every three years starting the fourth year according to the index of national market price.

3.3 Method of payment
Within 10 days upon the execution of this Agreement, the Lessee shall pay the Leaser an amount of four months’ rent, among which an amount of one-month rent is the deposit.
The Lessee shall pay the rent on a quarterly basis. The quarterly rent shall be paid 10 days before the quarter.
3.4 Deposit
Upon the expiration of this Agreement, the Leaser shall refund all the deposit to the Lessee. Before the expiration of this Agreement, if the Lessee ends the lease partially, the deposit remains the same until the one-off full amount of deposit is refunded when the Lessee ends the entire lease.  In any circumstance if the Lessee fails to pay the rent, the Leaser has the right to deduct the unpaid rent from the deposit. The Leaser also has the right to recover the balance of the payment if the deposit is insufficient to cover the unpaid rent.  With regard to any damage caused to the Leaser by the Lessee, the Leaser has the right to deduct the amount of the damage from the deposit.

Article 4 The Renew of the Lease and the Priority of Lessee
4.1 No Party shall terminate this Agreement without a legitimate reason. However, in case of housing removal under city planning scheme, the Lessee shall, unconditionally, assist and coordinate with the Leaser with respect of the moving and undertake all the expenses generated thereof. The Leaser is not subject to the compensation of such moving. The Lessee shall apply with the Leaser in writing at least three months before the expiration of the lease if the Lessee wants to renew the lease. Under the same condition as stated in 3.2, the Lessee has the priority to continue the lease. Upon the consultation of both Parties, a new leasing agreement shall be signed and executed for renewed lease.
4.2 Upon the expiration of this Agreement, if no agreement has been reached to continue the lease, this Agreement shall terminate automatically. In that case, the Lessee shall move out of the property safely and entirely.
Article 5 Property Management
5.1 The Leaser shall periodically inspect and maintain the property and its auxiliary facilities. However, in case of any damage caused by the Lessee, the Leaser is not subject to this section.
5.2 The Leaser shall be responsible for the cleaning, landscaping and safety outside of the factory building while the Lessee shall be responsible for the cleaning and safety of the interior of the building.
5.3 The Lessee shall assist and coordinate with the Leaser with respect to regular inspection and maintenance of the property.

Article 6 Liabilities for Breach of Agreement
6.1 If the Lessee fails to fulfill its obligation of payment stipulated in this Agreement, the Lessee shall be charged a penalty of 2/10,000 of the yearly rent per day until the Lessee has fulfilled such obligations.
6.2 In the event that the Lessee fails to make the payment as stipulated in this Agreement for three months, it shall be regarded as the Lessee’s non-performance of this Agreement. In this circumstance, the Leaser has the right to terminate the lease. The termination of this Agreement shall be effective when the notice of termination arrives at the property.
6.3 If any Party wants to make changes to this Agreement, it shall notify the other Party three months in advance and obtain the consent from the other Party. The Lessee shall not transfer the lease to any third party without the prior consent of the Leaser. The breaching party shall compensate the non-breaching party by paying an amount of half-a-year rent.
6.4 Unless otherwise stipulated in this Agreement, the Leaser may not refund the deposit to the Lessee if the Lessee terminates the lease prior to the expiration date of this Agreement. The Lessee shall also compensate the Leaser if the deposit is insufficient to compensate the Leaser’s loss caused by early termination.
6.5 In case of expiration of lease without renewal, the Lessee shall restore the property to the condition when the lease starts. The Lessee shall pay the relevant fees if the property cannot be restored or the Lessee is unwilling to restore. Such fee shall be determined through consultation of both Parties. The Lessee shall be liable for any other damages caused by the restoring.

6.6 The Lessee can, upon the Leaser’s consent and its own expense, to conduct change or improvement to the property and its auxiliary facilities. Before renovating the property, the Lessee shall obtain permit from the Department of Fire Control and shall, when conduct renovation, comply with the government’s policies and regulations and the requirements of the Department of Public Safety, the Department of Fire Control, the Department of Epidemic Prevention, and the Department of Environment Protection. The Lessee shall also be liable for the safety, fire control, epidemic prevention and environment protection in the location of the property.
6.7 During the renovation, the Lessee shall not install water pipes without prior consent of the Leaser. Upon the consent of the Leaser, the Lessee shall channelize the sewage to the sewage pipe in the industry district. The Lessee shall undertake any penalty of illegitimate pollutant discharge.
6.8 In the event that the Lessee fails to pay the fees and charges for the water, electricity or gas for 15 days, it shall be charged a penalty of 2‰ of the fees. In the event that the Lessee fails to pay the fees and charges for one month, the Leaser has the right to stop providing the utilities. The Lessee shall undertake any result caused therein.

Article 7 Force Majeure
7.1 Any event or circumstance beyond the reasonable control of the Parties and could not be avoided by exercise of due care on the part of the affected Party shall be deemed as an "event of Force Majeure" and shall include, but not limited to, earthquake, fire, explosion, storm, flood, lightening, or war.
7.2 Neither Party shall bear any liability for breach of contract to the other Party for its failure to carry out all or any of its obligations hereunder as a result of an event of Force Majeure.
7.3 The Party or Parties affected by an event of Force Majeure shall notify the other Party of such event as soon as possible and provide relevant documentary evidence within fifteen days of the occurrence of such event.
7.4 Upon the occurrence of an event of Force Majeure, the Parties shall make all effort to minimize the effect to the performance of this Agreement. If necessary, the Parties shall decide, through consultation, to either terminate this Agreement, or exempt part of the obligations, or postpone the execution of this Agreement.
7.5 The Parties shall accept, unconditionally, the termination of this Agreement due to an event of Force Majeure, governmental use of land, confiscation of all or part of the property. The Leaser shall not be liable for any damage caused therein.
Article 8 Applicable Laws
The execution, validity, implementation, interpretation and resolution of dispute of the Agreement shall be governed by the laws of the People's Republic of China.

Article 9 Dispute Resolution
Any dispute arising from or in connection with this Agreement shall be settled by the Parties through consultations. In the event that no resolution can be reached through consultations, either Party may submit the dispute to the People’s Court of the Leaser’s location.

Article 10 Supplementary Articles
For issues not stated in this Agreement, the Parties can make supplementary articles through consultation. The supplementary articles have the same effect as articles in this Agreement.

Article 11 Miscellaneous
11.1 This Agreement shall go effective when the Parties (or their authorized signer) sign and stamp.
11.2 This Agreement is executed into four duplicates. Each Party has two duplicates.

11.3 Invalidity or Unenforceability of any article in this Agreement does not influence the effect of other articles. The interpretation of this Agreement shall be based on the Parties’ agreement. If the Parties fail to reach an agreement, it shall be executed as Article 10.

Leaser: Shanghai Changlong Industry Co.
Authorized representative: /s/Xiangdong Yan
Lessee: Perfectenergy Solar-Tech (Shanghai) Ltd.
(Stamp)
Signing Date: March 11, 2008 (signing at Xinzhuang Industry District)

Schedule 1

 Leaser: Shanghai Changlong Industry Co.
Address: 588 Liannong Rd., Qunli Village, Zhuanqiao Town, Minxing District.
Legal representative: Xiangdong Yan
Lessee: Perfectenergy Solar-Tech (Shanghai) Ltd.
Address:
Legal representative:

Whereas:
The Parties make this schedule with respect of the electricity and water supply of the property located at 569 Zhuansheng Rd., Xinzhuang Industry District, Shanghai.
Whereas:
As the actual user of the electricity and water of the property located at 569 Zhuansheng Rd., Xinzhuang Industry District, Shanghai, the Lessee has agreed to pay the fees and charges of the electricity and water based on the following calculation, time and place:
1.	Calculation:
(1)	Monthly electricity fee= actual electricity consumption x average price (as determined by the Bureau of Power Supply) + 33 RMB/KVA/month x electricity consumption applied by the Lessee
(2)	Monthly water fee= (meter number of this month – meter number of last month) x 2.7RMB/t (current price of water)
Note: 33 RMB/KVA/month is the electricity price determined by the Shanghai Power Inc.
2.	The Lessee shall pay the monthly fees and charges of electricity and water at the designated place within 7days after receiving the written notice of payment.
3.	The Leaser may, upon request by the Lessee, issue the Receipt Issued by the Administration or Enterprise Entities to the Lessee indicating the amount of payment after the Lessee paying the fees.
4.	This Schedule has the same effect as the Lease Agreement.
5.	This Schedule shall go effective when the Parties (or their authorized signer) sign and stamp.
6.	This Schedule is executed into four duplicates. Each Party has two duplicates.

Leaser: Shanghai Changlong Industry Co.
Authorized representative: /s/Xiangdong Yan
Lessee: Perfectenergy Solar-Tech (Shanghai) Ltd.
(Stamp)
Signing Date: March 11, 2008 (signing at Xinzhuang Industry District)